Filed Pursuant to Rule 424(b) (3) and 424(c)
                                           Registration Statement No. 333-35707

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 29, 1997)


                               CENDANT CORPORATION
                                  Common Stock
                                                              -----------

         This Prospectus Supplement supplements the Prospectus dated October 29, 1997 (the "Prospectus") relating to resale of up to 15,529,289 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Cendant Corporation ("Cendant") by certain of Cendant's stockholders, which Prospectus was filed as part of the our Registration Statement on Form S-3, Registration No. 333-35707 (the "Registration Statement"). 7,101,462 of such
Shares were sold pursuant to a Prospectus Supplement dated November 6, 1997, 7,101,462 of such Shares where repurchased by the Company from John H. MacBain and Louise T. Blouin MacBain on December 15, 1998, and 1,326,365 of such Shares remain subject to resale under the Prospectus as supplemented hereby.

         Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this Prospectus Supplement, any representation to the contrary is a criminal offense.




             The date of this Prospectus Supplement is May 25, 1999

                                   THE COMPANY

         Except as expressly indicated or unless the context otherwise requires, the "Company", "Cendant", "we", "our", or "us" means Cendant Corporation, a Delaware Corporation, and its subsidiaries.

         We are one of the foremost consumer and business services companies in the world. We were created through the merger (the "Merger") of HFS Incorporated ("HFS") into CUC International Inc. ("CUC") in December 1997 with the resultant corporation being renamed Cendant Corporation. We provide the fee-based services formerly provided by each of CUC and HFS, including travel services, real estate services and membership-based consumer services, to our customers throughout the world.

         We operate in four principal divisions -- travel related services, real estate related services, alliance marketing related services and other consumer and business services. Our businesses provide a wide range of complementary consumer and business services, which together represent eight business segments. The travel related services businesses facilitate vacation timeshare exchanges, manage corporate and government vehicle fleets and franchise car rental and hotel businesses; the real estate related services businesses franchise real estate brokerage businesses, provide home buyers with mortgages and assist in employee relocation; and the alliance marketing related services businesses provide an array of value driven products and services. Our other consumer and business services include our tax preparation services franchise, information technology services, car parks and vehicle emergency support and rescue services in the United Kingdom, credit information services, financial products and other consumer-related services.

         As a franchisor of hotels, residential real estate brokerage offices, car rental operations and tax preparation services, we license the owners and operators of independent businesses to use our brand names. We do not own or operate hotels, real estate brokerage offices, car rental operations or tax preparation offices (except for certain company-owned Jackson Hewitt offices which we intend to franchise). Instead, we provide our franchisee customers with services designed to increase their revenue and profitability.


                                   RISK FACTOR


         Discovery  of  Accounting   Irregularities   and  Related   Litigation
and Government Investigations

         On April 15, 1998, Cendant announced that, in the course of transferring responsibility for the Company's accounting functions from Cendant personnel associated with CUC before the Merger to Cendant personnel associated with HFS before the Merger and preparing for the reporting of first units. As a result, Cendant and the Audit Committee of Cendant's Board of Directors and
their respective counsel, assisted by auditors, immediately began the Investigations, which resulted, in part, in Cendant restating its previously reported financial results for 1997, 1996, 1995 and the first six months of 1998.

         As a result of these accounting irregularities, numerous lawsuits claiming to be class actions, two lawsuits claiming to be brought derivatively on Cendant's behalf and an individual lawsuit have been filed against Cendant and, among others, certain current and former officers and directors of the Company and HFS, asserting, among other claims, various claims under the federal securities laws, including claims under Sections 11, 12 and 15 of the Securities Act and Sections 10(b), 14(a) and 20(a) of and Rules 10b-5 and 14a-9 under the Exchange Act and certain state statutory and common laws, including claims that financial statements previously issued by Cendant allegedly were false and misleading and that Cendant allegedly knew or should have known that these statements allegedly caused the price of Cendant's securities to be artificially inflated. Although the Company expects that it will oppose any such contention, the plaintiffs in these actions may contend that any damages should reflect, in whole or in part, the decline in market price of Cendant securities following:
(i) the announcement of the accounting irregularities on April 15, 1998 after the New York Stock Exchange closed; and (ii) the press release concerning the accounting irregularities that the Company issued on July 14, 1998. On April 15, 1998, the last sale price of Cendant common stock on the New York Stock Exchange was $35.625. On April 16, 1998, the day following to the announcement of the accounting irregularities, the last sale price of Cendant common stock on the New York Stock Exchange was $18.875. On July 14, 1998, the last sale price of Cendant common stock on the New York Stock Exchange was $15.6875. On May 24, 1999, the last sale price of Cendant common stock on the New York Stock Exchange was 19 7/8 per share.

         In addition, the SEC and the United States Attorney for the District of New Jersey are conducting investigations relating to the accounting issues. While management has made all adjustments considered necessary as a result of the findings of the Investigations and the restatement of the Company's financial statements for 1997, 1996 and 1995, and the first six months of 1998, the Company can provide no assurances that additional adjustments will not be necessary as a result of these government investigations.

         Cendant does not believe that it is feasible to predict or determine the final outcome or resolution of these proceedings and investigations or to estimate the amounts or potential range of loss with respect to the resolution of these proceedings and investigations. In addition, the timing of the final resolution of these proceedings and investigations is uncertain. The possible outcomes or resolutions of these proceedings and investigations could include judgments against the Company or settlements and could require substantial payments by the Company. Cendant's management believes that adverse outcomes in such proceedings and investigations or any other resolutions (including settlements) could have a material impact on the Company's financial condition, results of operations and cash flows.


                              SELLING STOCKHOLDERS

         The following table amends certain information set forth in the "Selling Stockholder - Ownership of Shares" section of the Prospectus as follows:

                                                            NUMBER OF SHARES
                                                                COVERED
                  SELLING STOCKHOLDERS                    BY THIS PROSPECTUS
                  ---------------------------             ------------------

                  Rennard Holdings, Ltd.                       314,139
                  Bolton Abbey S.A.                            314,139
                  Middleshaw Investments Inc.                  698,087

         On December 15, 1998, in connection with the sale of our Hebdo Mag International subsidiary ("Hebdo Mag") to a company organized by Hebdo Mag management, including John H. MacBain and Louise T. Blouin MacBain, we repurchased 7,101,462 shares of our common stock from John H. MacBain and Louise
T. Blouin MacBain which were registered under the Registration Statement of which this Prospectus Supplement forms a part.

         In February 1999, John H. MacBain, Louise T. Blouin MacBain and Eric Teyssonniere de Gramont transferred options to purchase 314,139, 314,139 and 698,087 shares, respectively, to Rennard Holdings Ltd., Bolton Abbey S.A. and Middleshaw Investments Inc., respectively, each a corporation formed under the laws of the British Virgin Islands.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents (and amendments thereto) previously filed by the Company (File No. 1-10308) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended, are incorporated herein by reference and are made a part hereof:

(i) The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998, filed with the Commission on May 13, 1999;

(ii) The Company's Quarterly Reports on Form 10-Q for its fiscal quarter ended March 31, 1999, filed with the Commission on May 17, 1999;

(iii) The Company's Current Reports on Form 8-K, filed with the Commission on January 8, 1999, February 3, 1999, February 4, 1999, February 10, 1999, February 16, 1999, March 19, 1999,
                April 22, 1999 and May 25, 1999 and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1999;

(iv) The description of Common Stock in the Company's registration statements on Form 8-A, as filed with the Commission on July 27, 1984 and August 15, 1989, including any amendment or report filed for the purposes of updating such description.

                All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference and to be a part hereof on and from the date of filing of such documents. Any statement contained in a document so incorporated or deemed to be incorporated by reference in this Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

                Copies of all documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), will be provided without charge to each person, including any beneficial owner, to whom a copy of this Prospectus Supplement has been delivered upon the written or oral request of such person. Requests for such copies should be directed to Cendant Corporation, 9 West 57th Street, New York, NY 10019, Attention: Investor Relations, telephone:
212-413-1800.

                                     EXPERTS

                Our combined financial statements and schedules as of December 31, 1998, December 1, 1997 and December 31, 1996, and for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in this prospectus and elsewhere in the registration statement, and are included in reliance upon the reports of this firm given upon their authority as experts in accounting and auditing.

         No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus Supplement or the Prospectus in connection with the offering covered by this Prospectus Supplement and the Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus
Supplement and the Prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus Supplement or the Prospectus or in the affairs of the Company since the date hereof.

                     ---------------

                    TABLE OF CONTENTS

                  Prospectus Supplement

                                            PAGE

The Company                                  S-2
Risk Factor                                  S-2
Selling Stockholders                         S-3
Incorporation of Certain
     Documents by Reference                  S-3
Experts                                      S-4

                       Prospectus

Available Information                          2
Incorporation of Certain
     Documents by Reference                    2
The Company                                    3
Use of Proceeds                                4
Selling Stockholders                           4
Plan of Distribution                           6
Legal Matters                                  6
Experts                                        7